Exhibit a(1)(i)

                            SUPREME INDUSTRIES, INC.

                        OFFER TO PURCHASE FOR CASH UP TO
            1,500,000 SHARES OF ITS CLASS A AND CLASS B COMMON STOCK
                            PAR VALUE $.10 PER SHARE
                     AT A PURCHASE PRICE NOT GREATER THAN $3
                         NOR LESS THAN $2-1/4 PER SHARE

          THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS EXPIRE AT
           5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JANUARY 23, 2001
                          UNLESS THE OFFER IS EXTENDED.

      Supreme Industries, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender up to 1,500,000 shares of its Class A and Class B Common Stock, par value $.10 per share (the "Shares"), to the Company at prices not greater than $3 nor less than $2-1/4 per Share in cash, as specified by tendering stockholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

      The Company will, upon the terms and subject to the conditions of the Offer, determine the lowest single per Share price (not greater than $3 nor less than $2-1/4 per Share), net to the seller in cash without interest thereon (the "Purchase Price"), that will allow it to purchase 1,500,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment, and the proration provisions. Certificates representing Shares tendered at prices in excess of the Purchase Price and not withdrawn, and Shares not purchased because of proration, will be returned at the Company's expense. The Company reserves the right, in its reasonable discretion, to purchase more than 1,500,000 Shares pursuant to the Offer. See Section 14.

      THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

      The Shares are listed and traded on the American Stock Exchange ("AMEX") under the symbol "STS." On December 19, 2000, the next to last full AMEX trading day prior to announcement and commencement of the Offer, the closing per Share sales price as reported by AMEX was $2-1/2 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THIS OFFER IS BEING MADE TO ALL HOLDERS OF SHARES, INCLUDING OFFICERS, DIRECTORS, AND AFFILIATES OF THE COMPANY. SEE SECTION 10.

The Date of this Offer to Purchase is December 21, 2000

                                    IMPORTANT

      Any stockholder wishing to tender all or any part of his, her, or its Shares should either: (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee or an Agent's Message (as defined below) and any other required documents to American Stock Transfer & Trust Company (the "Depositary"), and either mail or deliver the stock certificates for such tendered Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry delivery set forth in Section 3; or (b) request a broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact that broker, dealer, commercial bank, trust company, or other nominee if they desire to tender their Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

      STOCKHOLDERS MUST COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE BOX RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES, TO EFFECT A VALID TENDER OF SHARES.

      Additional copies of this Offer to Purchase, the Letter of Transmittal, and other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact their local broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Offer.

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                TABLE OF CONTENTS

SUMMARY OF TERMS.............................................................................4

FORWARD LOOKING STATEMENTS...................................................................8

INTRODUCTION.................................................................................9

THE OFFER...................................................................................10

   1.   NUMBER OF SHARES; PRORATION.........................................................10
        Priority of Purchases...............................................................11
        Odd Lots............................................................................11
        Proration...........................................................................12
   2.   PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER..................................12
   3.   PROCEDURES FOR TENDERING SHARES.....................................................13
        Proper Tender of Shares.............................................................13
        Signature Guarantees and Method of Delivery.........................................14
        Book-Entry Delivery.................................................................14
        Guaranteed Delivery.................................................................15
        United States Federal Income Tax Backup Withholding.................................15
        Withholding For Foreign Stockholders................................................15
        Determination of Validity; Rejection of Shares; Waiver of Defects; No
               Obligation to Give Notice of Defects.........................................16
        Tendering Stockholder's Representation and Warranty; Company's Acceptance
               Constitutes an Agreement.....................................................16
   4.   WITHDRAWAL RIGHTS...................................................................17
   5.   PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE....................................17
   6.   CERTAIN CONDITIONS OF THE OFFER.....................................................18
   7.   PRICE RANGE OF SHARES; DIVIDENDS....................................................20
   8.   SOURCE AND AMOUNT OF FUNDS..........................................................21
   9.   CERTAIN INFORMATION CONCERNING THE COMPANY..........................................21
        Where Stockholders Can Obtain More Information About the Company....................21
        Incorporation by Reference..........................................................21
   10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
        ARRANGEMENTS CONCERNING SHARES......................................................22
   11.  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER
        THE EXCHANGE ACT....................................................................25
   12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.........................................26
   13.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...............................26
        Consequences to Tendering Holders of Exchange of Shares for Cash Pursuant
               to the Offer.................................................................27
        Consequences to Stockholders Who Do Not Tender Pursuant to the Offer................29
   14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT..........................................29
   15.  FEES AND EXPENSES...................................................................30
   16.  MISCELLANEOUS.......................................................................30

                                SUMMARY OF TERMS

      This summary of terms is being provided solely for your convenience. It highlights material information in the Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in the Offer to Purchase and Letter of Transmittal. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal carefully because they contain the full details of the Offer. Where helpful, we have included references to the sections of the Offer to Purchase where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY          The purchaser who is offering to
SHARES AND WHAT ARE THE                 purchase your shares is Supreme
CLASSES AND AMOUNT OF SHARES            Industries, Inc. (the "Company"). The
SOUGHT IN THE OFFER?                    Company is offering to purchase up to
                                        1,500,000 shares of its Class A and
                                        Class B Common Stock, par value $.10 per share (the "Shares").

WHAT WILL THE PURCHASE PRICE            The Company is conducting the offer
FOR THE SHARES BE AND WHAT              through a procedure commonly called a
WILL BE THE FORM OF PAYMENT?            modified "Dutch Auction." This procedure
                                        allows you to select the price within a
                                        price range specified by us at which you are willing to sell your Shares. The price range for this Offer is $3 to $2-1/4. The Company will select the lowest per share price (not greater than $3 nor less than $2-1/4) (the "Purchase
                                        Price") that will allow it to purchase
                                        1,500,000 Shares or, if a lesser number
                                        of Shares are properly tendered, all
                                        Shares that are properly tendered and
                                        not withdrawn pursuant to the Offer. All
                                        Shares the Company purchases will be
                                        purchased at the same price, even if you have selected a lower price, but the Company will not purchase any Shares above the purchase price it determines.
                                        If you wish to maximize the chance that
                                        your Shares will be purchased, you
                                        should check the box in the section on
                                        the Letter of Transmittal indicating
                                        that you will accept the purchase price
                                        the Company determines. You should
                                        understand that this election could
                                        result in your Shares being purchased at the minimum price of $2-1/4 per share.
                                        If your Shares are purchased in the
                                        Offer, you will be paid the Purchase
                                        Price, in cash, without interest, as
                                        soon as practicable after the expiration of the offer period. Under no circumstances will the Company pay interest on the Purchase Price, even if there is a delay in making payment. See
                                        Section 1.

HOW MANY SHARES WILL THE                We will purchase 1,500,000 Shares in the
COMPANY PURCHASE?                       Offer or such lesser number of Shares as
                                        are properly tendered. If more than
                                        1,500,000 Shares are tendered, all
                                        Shares tendered at or below the purchase price will be purchased on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 Shares), which will be purchased on a priority basis. We also expressly reserve the right to purchase additional Shares up to 2% of the outstanding Shares and could decide to purchase more shares subject to applicable legal requirements. The Offer is not conditioned on any minimum number of Shares being tendered by stockholders.

HOW WILL THE COMPANY PAY FOR            The Company will need a maximum of
THE SHARES?                             $4,600,000 to purchase 1,500,000 Shares,
                                        assuming the Purchase Price is $3 per
                                        share. The Company will pay for the
                                        Shares with money it expects to obtain
                                        from its general corporate funds and
                                        from its existing credit agreement with
                                        NBD Bank, an Indiana banking
                                        corporation. See Sections 8 and 9.

HOW LONG DO I HAVE TO TENDER            You may tender your Shares until the
MY SHARES?                              Offer expires. The Offer will expire on
                                        Tuesday, January 23, 2001, at 5:00 p.m.,
                                        New York City time, unless the Company
                                        extends the Offer. The Company may
                                        choose to extend the Offer at any time.
                                        The Company cannot assure you, however,
                                        that we will extend the Offer or, if the Offer is extended, for how long. See
                                        Sections 1 and 14.

HOW WILL I BE NOTIFIED IF THE           If the Offer is extended, the Company
COMPANY EXTENDS THE OFFER?              will make a public announcement of the
                                        extension no later than 9:00 a.m. on the first business day after the previously scheduled expiration of the offer period. See Section 14.

ARE THERE ANY CONDITIONS TO             Yes. The Company's obligation to accept
THE OFFER?                              and pay for your properly tendered
                                        Shares depends upon a number of
                                        conditions, including:

                                              o     No legal action shall have
                                                    been threatened, pending or
                                                    taken, that might adversely
                                                    affect the Offer;

                                              o     No significant decrease in
                                                    the price of the Company's
                                                    Shares or in the price of
                                                    equity securities generally
                                                    and no adverse changes in
                                                    the U.S. stock markets or
                                                    credit markets shall have
                                                    occurred during this Offer;

                                              o     No one shall have proposed,
                                                    announced or made a tender
                                                    or exchange offer (other
                                                    than this Offer), merger,
                                                    business combination or
                                                    other similar transaction
                                                    involving the Company.

                                        For more information on conditions to
                                        the Offer, see Section 6.

HOW DO I TENDER MY SHARES?              To tender your Shares, prior to 5:00
                                        p.m., New York City time, on Tuesday,
                                        January 23, 2001, unless the Offer is
                                        extended:

                                              o     you must deliver your share
                                                    certificate(s) and a
                                                    properly completed and duly
                                                    executed Letter of
                                                    Transmittal to the
                                                    depositary at the address
                                                    appearing on the
                                                    back cover page of this
                                                    document; or

                                              o     the depositary must receive
                                                    a confirmation of receipt of
                                                    your Shares by book-entry
                                                    transfer and a properly
                                                    completed and duly executed
                                                    Letter of Transmittal or the
                                                    other documents described in
                                                    this Offer to Purchase; or

                                              o     you must comply with the
                                                    guaranteed delivery
                                                    procedure outlined in
                                                    Section 3.

                                        You may also contact the information
                                        agent for assistance. The contact
                                        information for the information agent is set forth on the back cover page of this document. See Section 3 and the instructions to the Letter of
                                        Transmittal.

ONCE I HAVE TENDERED MY SHARES          Yes. You may withdraw your tendered
IN THE OFFER, CAN I WITHDRAW            Shares at any time before 5:00 p.m., New
MY TENDERED SHARES?                     York City time, on Tuesday, January 23,
                                        2001, or such later date to which the
                                        Offer is extended by the Company. See
                                        Section 4.

HOW DO I WITHDRAW SHARES I              You must deliver on a timely basis a
PREVIOUSLY TENDERED?                    written, telegraphic, or facsimile
                                        notice of your withdrawal to the
                                        depositary at the address appearing on
                                        the back cover page of this document.
                                        Your notice of withdrawal must specify
                                        your name, the number of Shares
                                        tendered, the number of Shares to be
                                        withdrawn, and the name of the
                                        registered holder of the Shares. Some
                                        additional requirements apply if the
                                        certificates for the Shares to be
                                        withdrawn have been delivered to the
                                        depositary or if your Shares have been
                                        tendered under the procedure for
                                        book-entry transfer set forth in Section
                                        3.

IN WHAT ORDER WILL TENDERED             First, the Company will purchase Shares
SHARES BE PURCHASED?                    from all holders of "odd lots" of less
                                        than 100 Shares who properly tender all
                                        of their Shares at or below the Purchase
                                        Price. Second, after purchasing all
                                        Shares from the "odd lot" holders, the
                                        Company will purchase Shares from all
                                        other stockholders who properly tender
                                        Shares at or below the Purchase Price,
                                        on a pro rata basis. Therefore, all of
                                        the Shares that you tender in the Offer
                                        may not be purchased even if they are
                                        tendered at or below the Purchase Price.
                                        See Section 1.

IF I DECIDE NOT TO TENDER, HOW          Stockholders who choose not to tender
WILL THE OFFER AFFECT MY                will own a greater interest in the
SHARES?                                 Company following the Offer.

WHAT DOES THE COMPANY AND ITS           The Company's Board of Directors has
BOARD OF DIRECTORS THINK OF             approved this Offer. However, neither
THE OFFER?                              the Company nor its Board of Directors
                                        is making any recommendation whether you should tender or refrain from tendering your Shares or at what purchase price you should tender your Shares. You must decide whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your Shares with your broker or other financial advisor.

                                        The Company is not aware of any
                                        directors, officers, or affiliates that
                                        intend to tender any of their Shares in
                                        the Offer. See Sections 2 and 10.

WHEN WILL THE COMPANY PAY ME            The Company will pay the Purchase Price,
FOR THE SHARES I TENDER?                in cash, without interest, for the
                                        Shares its purchases as promptly as
                                        practicable after the expiration of the
                                        Offer and the acceptance of the Shares
                                        for payment. See Sections 1 and 5.

WHAT IS THE RECENT MARKET               On December 19, 2000, the next to last
PRICE FOR MY SHARES?                    full trading day prior to announcement
                                        and commencement of the Offer, the last
                                        reported sales price on the American
                                        Stock Exchange was $2-1/2. You are urged to obtain current market quotations for your Shares.

WILL I HAVE TO PAY BROKERAGE            If you are a registered stockholder and
COMMISSIONS IF I TENDER MY              you tender your Shares directly to the
SHARES?                                 depositary, you will not incur any
                                        brokerage commission. If you hold Shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See the introduction and
                                        Section 15.

WHAT ARE THE UNITED STATES              Generally, you will be subject to United
FEDERAL INCOME TAX                      States federal income taxation when you
CONSEQUENCES IF I TENDER MY             receive cash from the Company in
SHARES?                                 exchange for the Shares you tender. In
                                        addition, the receipt of cash for your
                                        tendered Shares will be treated either
                                        as (1) a sale or exchange eligible for
                                        capital gains treatment or (2) a
                                        dividend subject to ordinary income tax
                                        rates. See Section 13.

WILL I HAVE TO PAY STOCK                If you instruct the depositary in the
TRANSFER TAX IF I TENDER MY             related Letter of Transmittal to make
SHARES?                                 the payment for the Shares to the
                                        registered holder, you will not incur
                                        any stock transfer tax. See Section 5.

WHOM DO I CONTACT IF I HAVE             The information agent can help answer
QUESTIONS ABOUT THE OFFER?              your questions. The information agent is
                                        Georgeson Shareholder Communications
                                        Inc. The contact information for the
                                        information agent is set forth on the
                                        back cover of this document.

                           FORWARD LOOKING STATEMENTS

      Certain sections of this Offer to Purchase, including but not limited to, the Introduction, Section 2 entitled "Purpose of the Offer; Certain Effects of the Offer," Section 9 entitled "Certain Information Concerning the Company,"
Section 13 entitled "Certain United States Federal Income Tax Consequences," and documents incorporated by reference contain statements that are not historical facts and constitute projections, forecasts, or forward looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated or implied in the forward looking statements. These forward-looking statements, other than historical facts, which reflect the view of the Company's management with respect to future events. Such forward-looking statements are based on assumptions made by, and information currently available to, the Company's management. Although management believes that the expectations reflected in such forward- looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company's products are dependent, availability of raw materials, and severe interest rate increases. The forward-looking statements contained herein reflect the current views of the Company's management with respect to future events and are subject to those factors and other risks, uncertainties, and assumptions relating to the operations, results of operations, and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

To the Holders of Common Stock of Supreme Industries, Inc.:

                                  INTRODUCTION

      Supreme Industries, Inc., a Delaware corporation (the "Company"), hereby invites its stockholders to tender up to 1,500,000 shares of its Class A and Class B Common Stock, par value $.10 per share (the "Shares"), to the Company at prices not greater than $3 nor less than $2-1/4 per Share, as specified by tendering stockholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

      The Company will, upon the terms and subject to the conditions of the Offer, determine the lowest single per Share price (not greater than $3 nor less than $2-1/4 per Share), net to the seller in cash without interest thereon (the "Purchase Price"), that will allow it to purchase 1,500,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment, and the proration provisions. Certificates representing Shares tendered at prices in excess of the Purchase Price and not withdrawn, and Shares not purchased because of proration, will be returned at the Company's expense. The Company reserves the right, in its reasonable discretion, to purchase more than 1,500,000 Shares pursuant to the Offer. See Section 14.

      THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE OFFER IS BEING MADE TO ALL HOLDERS OF SHARES, INCLUDING OFFICERS, DIRECTORS, AND AFFILIATES OF THE COMPANY. SEE SECTION 10.

      The Company's Board of Directors believes that the Offer is in the best interests of the Company. The Offer affords to those stockholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales.

      The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $3 nor less than $2-1/4 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company. Stockholders who determine not to accept the Offer will increase their proportionate interest in the Company and thus in the Company's future earnings, subject to the Company's right to issue additional Shares and other equity securities in the future. Giving effect to the completion of the full repurchase of Shares at $3 per Share, on a pro forma basis, the book value per Share shall have increased from $4.43 per Share to $4.63 per Share on September 30, 2000.

      Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 1,500,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered at prices at or below the Purchase Price and not withdrawn, the Company will purchase validly tendered and not withdrawn Shares first from all Odd Lot Holders (as defined in Section 1) who validly tendered all their Shares at or below the Purchase Price and who so certify in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, and then, after the purchase of all of the foregoing Shares, all Shares tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares). See Section 1. All certificates representing Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn, and Shares not purchased because of proration, will be returned at the Company's expense to the stockholders who tendered such Shares.

      The Purchase Price will be paid net to the tendering stockholder in cash without interest thereon for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN, AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. The Company will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company which will act as the depositary for the Offer (the "Depositary") and Georgeson Shareholder Communications Inc. which will act as information agent for the Offer (the "Information Agent"). See
Section 15.

      As of December 15, 2000, the Company had issued and outstanding 9,066,292 Shares of its Class A Common Stock and 1,917,394 Shares of its Class B Common Stock (which is convertible into the Company's Class A Common Stock on a one-for-one basis). In addition, 136,252 Shares of the Company's Class A Common Stock are reserved for issuance pursuant to stock options exercisable within sixty days. The 1,500,000 shares that the Company is offering to purchase represent approximately 13.5% of the total shares referred to in the two preceding sentences. As of December 15, 2000, the Company's directors and executive officers as a group (nine persons) beneficially owned (including 1,742,001 Shares of Class B Common Stock and 81,420 Shares of Class A Common Stock pursuant to options exercisable within sixty days) an aggregate of 3,424,549 shares representing approximately 31.2% of the outstanding Class A and Class B Shares. The Class A Shares are listed and traded on the American Stock Exchange ("AMEX") under the symbol "STS." On December 19, 2000, the next to last full trading day before announcement and commencement of the Offer, the closing per Share sales price as reported by AMEX was $2-1/2 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

                                    THE OFFER

1. NUMBER OF SHARES; PRORATION

      Upon the terms and subject to the conditions of the Offer, the Company will purchase 1,500,000 Shares or such lesser number of Shares as are validly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not greater than $3 nor less than $2-1/4 per Share net to Seller in cash without interest thereon (the "Purchase Price"). The term "Expiration Date" means 5:00 p.m. New York City time, on Tuesday, January 23, 2001, unless and until the Company, in its reasonable discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate, or amend the Offer. The Company reserves the right, in its reasonable discretion, to purchase more than 1,500,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 14. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be eligible for proration, except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

      THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING

TENDERED IN THE OFFER. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

      In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must specify the price or prices (not greater than $3 nor less than $2-1/4 per Share) at which they are willing to sell their Shares to the Company, except that any stockholder owning beneficially fewer than 100 Shares who does not wish to specify a purchase price may so indicate in the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in which case such stockholder will be deemed to have tendered at the Purchase Price. As promptly as practicable following the Expiration Date, the Company will, in its reasonable discretion, determine the Purchase Price that will allow it to purchase 1,500,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price, even if such Shares were tendered below the Purchase Price, for all Shares validly tendered prior to the Expiration Date at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment, and the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and not withdrawn and Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date. The Company reserves the right, in its reasonable discretion, to purchase more than 1,500,000 Shares pursuant to the Offer. See Section 14.

      Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 1,500,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) have been validly tendered at prices at or below the Purchase Price and not withdrawn, the Company will purchase validly tendered and not withdrawn Shares on the basis set forth below:

      (a) first, all Shares tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

            (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of fewer than all Shares owned by such stockholder will not qualify for this preference); and

            (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

      (b) second, after purchase of all of the foregoing Shares, all Shares tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below.

      Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person who owned beneficially as of the close of business on December 21, 2000, and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares (and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery) (an "Odd Lot Holder"). As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. In order to qualify for this preference, an Odd Lot Holder must tender all such Shares in accordance with the procedures described in Section 3. This preference is not available to partial tenders or to beneficial holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's Shares. Any Odd Lot Holder wishing to tender all of such stockholder's Shares should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

      The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who tendered all Shares owned beneficially at or below the Purchase Price and who, as a result of proration, would then own beneficially an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of such right.

      Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares tendered by such stockholder at or below the Purchase Price (and not withdrawn) to the total number of Shares tendered by all stockholders, other than Odd Lot Holders, at or below the Purchase Price (and not withdrawn). Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer until approximately seven AMEX trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

      As described in Section 13, the number of Shares that the Company will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks, and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

      THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THE MATTERS DISCUSSED BELOW AS WELL AS THE FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE COMMISSION.

      The Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not greater than $3 nor less than $2-1/4 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales. In addition, stockholders owning fewer than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their Shares. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company and may give Stockholders the opportunity to sell Shares at prices greater than market prices prevailing prior to announcement of the Offer.

      The Board of Directors believes that the Shares are undervalued at the present time and that the purchase of the Shares is an attractive use of the Company's financial resources.

      Stockholders who determine not to accept the Offer will increase their proportionate interest in the Company and thus in the Company's future earnings, subject to the Company's right to issue additional Shares and other equity securities in the future. Giving effect to the completion of the full repurchase of Shares at $3 per Share, on a pro forma basis, the book value per Share shall have increased from $4.43 per Share to $4.63 per Share on September 30, 2000.

      Shares that the Company acquires pursuant to the Offer will become authorized Shares held in treasury and will be available for reissuance by the Company without further stockholder action (except as may be required by applicable law or the rules of AMEX or any securities exchange on which the Shares are listed). Subject to applicable state laws and rules of AMEX, such Shares could be issued without stockholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company's business, stock dividends, or in connection with stock option plans and other plans, or a combination thereof.

      The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), generally prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by the Company will depend on several factors including, without limitation, the ability of the Company to make such purchases under its financing agreements in effect at the time, the market price of the Shares, the results of the Offer, the Company's business and financial position, and general economic and market conditions.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE OFFER TO PURCHASE IS BEING MADE TO ALL HOLDERS OF SHARES, INCLUDING OFFICERS, DIRECTORS, AND AFFILIATES OF THE COMPANY. SEE SECTION 10.

3. PROCEDURES FOR TENDERING SHARES.

      Proper Tender of Shares. For Shares to be validly tendered pursuant to the
Offer: (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees or an Agent's Message (as defined below), and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, STOCKHOLDERS (EXCEPT THAT ANY ODD LOT HOLDER WHO DOES NOT WISH TO SPECIFY A PURCHASE PRICE MAY SO INDICATE IN THE BOX CAPTIONED "ODD LOTS" ON THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, ON THE NOTICE OF GUARANTEED DELIVERY, IN WHICH CASE SUCH STOCKHOLDER WILL BE DEEMED TO HAVE TENDERED AT THE PURCHASE PRICE) DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE, IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL, THE PRICE (IN INCREMENTS OF $1/8) AT WHICH THEIR SHARES ARE BEING TENDERED. Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

      In addition, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1. Odd Lot Holders who do not wish to specify a purchase price may so indicate in the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, in which case such stockholder will be deemed to have tendered at the Purchase Price.

      Signature Guarantees and Method of Delivery. Except as otherwise provided below, all signatures on this Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized signature guarantee or medallion program within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (an "Eligible Institution"), unless: (i) this Letter of Transmittal is signed by the registered holders(s) of the Shares (which term, for purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) tendered herewith and such holder(s) have not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal; or (ii) such Shares are tendered for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate or stock power guaranteed by an Eligible Institution.

      In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), and any other documents required by the Letter of Transmittal.

      THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL, AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

      Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such Facility to transfer Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either: (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date; or (ii) the guaranteed delivery procedure described below must be followed. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as "confirmation of a book-entry transfer." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

      The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a confirmation of a book-entry transfer which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

      Guaranteed Delivery. Stockholders whose Share certificates are not immediately available, who cannot deliver their Shares and all other required documents to the Depositary, or who cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Date, must tender their Shares pursuant to the guaranteed delivery procedure set forth in this Section 3. Pursuant to such procedure: (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) must be received by the Depositary prior to the Expiration Date; and (iii) the certificates for all physically delivered Shares in proper form for transfer by delivery, or a confirmation of a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility of all Shares delivered electronically, in each case together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by this Letter of Transmittal, must be received by the Depositary within three AMEX trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

      United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct. Therefore, each tendering stockholder must complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that it is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign stockholders) are not subject to these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt holder must enter its correct taxpayer identification number in Part I of Substitute Form W-9, certify that such Stockholder is not subject to backup withholding in Part 2 of such form, and sign and date the form. See the Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9 enclosed with Letter of Transmittal for additional instructions. In order for a foreign stockholder to qualify as an exempt recipient, a foreign stockholder must submit an Internal Revenue Service ("IRS") Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements may be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal. Stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding

      TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

      For a discussion of certain United States federal income tax consequences to tendering stockholders, see Section 13.

      Withholding For Foreign Stockholders. Even if a foreign stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or its agent unless: (A) the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States; or (B) the foreign stockholder establishes to the satisfaction of the Company and the Depositary that the sale of Shares by such foreign stockholder pursuant to the Offer will qualify as a "sale or exchange," rather than as a distribution taxable as a dividend, for United States federal income tax purposes (see Section 13 below). For this purpose, a foreign stockholder is any stockholder that is not: (i) a citizen or resident of the United States; (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or (iv) a trust the administration of which a court within the United States is able to exercise primary supervision and all substantial decisions of which one or more United States persons have the authority to control. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224), unless facts and circumstances indicate that such reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate," or "not essentially equivalent to a dividend" test described in Section 13 or is otherwise able to establish that no tax or a reduced amount of tax is due. Each foreign stockholder is urged to consult its tax advisor regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instruction 2 of the Letter of Transmittal.

      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted, and the validity, form, eligibility (including time of receipt), and acceptance of any tender of Shares will be determined by the Company, in its reasonable discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines in its reasonable judgment are not in appropriate form or the acceptance for payment of or payments for which maybe unlawful. The Company also reserves the absolute right in its reasonable judgment to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Depositary, the Information Agent, or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

      Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Company that: (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule l4e-4 promulgated by the Commission under the Exchange Act; and (b) the tender of such Shares complies with Rule l4e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering: (i) has a net long position equal to or greater than the amount of: (x) Shares tendered or; (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange, or exercise and; (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule l4e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the Offer.

      CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4. WITHDRAWAL RIGHTS.

      Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

      For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder (if different from that of the person who tendered such Shares), the number of Shares tendered, and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its reasonable discretion, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent, or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice.

      Withdrawals may not be rescinded, and any Shares withdrawn will thereafter be deemed not tendered for purposes of the Offer, unless such withdrawn Shares are validly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

      If the Company extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

      Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company: (i) will determine the lowest single Purchase Price that will allow it to purchase 1,500,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn prior to the Expiration Date), taking into account the number of Shares so tendered and the prices specified by tendering stockholders; and (ii) will accept for payment and pay for (and thereby purchase) Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are tendered at or below the Purchase Price and not withdrawn (subject to the proration provisions of the Offer) only when, as, and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. In accordance with applicable regulations of the Commission, the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If: (i) the Company increases or decreases the price to be paid for the Shares or the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares; and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent, or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days.

      Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration), but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

      The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders.

      In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven AMEX trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering stockholder as promptly as practicable after the Expiration Date without expense to the tendering stockholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 6.

      The Company will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder(s), or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s) or such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

      THE COMPANY MAY BE REQUIRED TO WITHHOLD AND REMIT TO THE IRS 31% OF THE GROSS PROCEEDS PAID TO ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN, AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 3. SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6. CERTAIN CONDITIONS OF THE OFFER.

      Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase, or pay for any Shares tendered, and may terminate or amend the Offer, or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to rules under the Exchange Act, if at any time on or after December 21, 2000, and on or prior to the Expiration Date any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment (regardless of the circumstances giving rise thereto, including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

(a) there shall have been threatened, instituted, or pending, any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency, or tribunal that directly or indirectly: (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer, or otherwise relates in any manner to the Offer; or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

(b) there shall have been any action threatened, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency, or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly: (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;
      (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

(c) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) the commencement of a war, armed hostilities, or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might effect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally or any change in the general political, market, economic, or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on December 21, 2000; or (viii) the Company failing to obtain acceptable financing from its principal Bank which would enable the Company to repurchase all of the Shares tendered pursuant to the Offer;

(d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced, or made by another person or shall have been publicly disclosed, or any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares, or the Company shall have learned that any person or "group" (within the meaning of

      Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares; or

(e) any change or changes shall have occurred, be pending, or threatened or be proposed, which have affected or could affect the business, scope, condition (financial or otherwise), assets, income, level of indebtedness, operations, prospects, stock ownership or capital structure of the Company or its subsidiaries which, in the Company's reasonable judgment, is or may be material to the Company or its subsidiaries.

      The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time prior to the Expiration Date in its reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Expiration Date.

      Any determination by the Company concerning the events described above will be final and binding, on all parties.

7.    PRICE RANGE OF SHARES; DIVIDENDS.

The Shares are listed and traded on AMEX. The following table sets forth, for the periods indicated, the high and low closing per Share sales prices as reported by AMEX:

                                                HIGH              LOW
                                                ----              ---
            1998:
            1st Quarter                         10-7/16           7-3/16
            2nd Quarter                         13                9-13/16
            3rd Quarter                         10-11/16          7-3/8
            4th Quarter                         9                 6-11/16

            1999:
            1st Quarter                         9-7/16            6-11/16
            2nd Quarter                         9-7/8             8-5/16
            3rd Quarter                         7-3/4             6-1/2
            4th Quarter                         7-5/8             5-3/4

            2000:
            1st Quarter                         6-9/16            4-1/16
            2nd Quarter                         6-1/2             4-5/16
            3rd Quarter                         5-1/2             3-3/4

      On December 19, 2000, the next to last full AMEX trading day prior to announcement and commencement of the Offer, the closing per Share sales price as reported by AMEX was $2-1/2. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

      The Company has never paid cash dividends. However, the Company has paid stock dividends. The Company's dividend policy will be reviewed by the Board of Directors at such future times as may be appropriate in light of relevant factors at such times. The Company does not expect to pay cash dividends in the foreseeable future. The Company paid two 5% stock dividends during 1998 (one on June 1 and one on November 20), two 5% stock dividends during 1999 (one on July 19 and one on December 6), and one 5% stock dividend during 2000 (May

1, 2000).

8.    SOURCE AND AMOUNT OF FUNDS.

      Assuming that the Company purchases 1,500,000 Shares pursuant to the Offer, at a purchase price of $3 per Share, the Company expects the maximum amount required to purchase Shares pursuant to the Offer and to pay related taxes, fees, and expenses, will be approximately $4,600,000 which the Company expects to obtain from its general corporate funds and from money available under a Credit Agreement between the Company, the Company's wholly owned subsidiary Supreme Corporation, a Texas corporation, and NBD Bank, an Indiana banking corporation, dated April 25, 1994, as amended from time to time (the "Credit Agreement"). The Credit Agreement was filed as Exhibit 4.25 to the Company's annual report on form 10-K for the year ended December 31, 1994. The Credit Agreement was amended by the First Amendment to Credit Agreement dated February 20, 1996 (the "First Amendment") and was amended again by the Second Amendment to Credit Agreement dated October 25, 1996 (the "Second Amendment"). The First Amendment and Second Amendment were filed as Exhibits 4.2 and 4.3, respectfully, to the Company's annual report on Form 10-K for the year ended December 31, 1996. The Credit Agreement was further amended by the Third Amendment to the Credit Agreement dated June 23, 1998 (the "Third Amendment") and was amended again by the Fourth Amendment to the Credit Agreement dated September 30, 1998 (the "Fourth Amendment"). The Third Amendment and Fourth Amendment were filed as Exhibits 4.4 and 4.5, respectfully to the Company's annual report on Form 10-K for the year ended 1998. The Credit Agreement was further amended by the Fifth Amendment to Credit Agreement dated May 11, 1999 (the "Fifth Amendment"). The Fifth Amendment was filed as Exhibit 4.6 to the Company's annual report on Form 10-K for the year ended December 31, 1999. The Credit Agreement, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and Fifth Amendment are incorporated herein by reference. See Section 9.

9.    CERTAIN INFORMATION CONCERNING THE COMPANY.

      The Company was incorporated in 1979. The Company is one of the nation's leading manufacturers of specialized vehicles, including truck bodies and shuttle buses. The Company has two operating segments: specialized vehicles and vertically integrated fiberglass products. The Company's principal executive offices are located at 65140 U.S. 33 East, Goshen, Indiana 46526.

      Where Stockholders Can Obtain More Information About the Company. The Company is subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the United States Securities and Exchange Commission (the "SEC") relating to the Company's business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of these persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. The Company has filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at its regional offices located at 400 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

      Incorporation by Reference. The rules of the SEC allow the Company to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about the

Company.

SEC Filings (File No. 001-08183)                  Period or Date Filed
                                                  --------------------

Annual Report on Form 10-K.................    Year ended December 31, 1994
                                               Year ended December 31, 1996
                                               Year ended December 31, 1998
                                               Year ended December 31, 1999
Quarterly Reports on Form 10-Q.............    Quarter ended March 31, 1999
                                               Quarter ended June 30, 1999
                                               Quarter ended September 30, 1999

The Company incorporates by reference these documents (including exhibits thereto) and any additional documents that it may file with the SEC between the date of this Offer and the Expiration Date. Those documents include periodic reports, such as annual reports on Form 10-K and quarterly reports on Form 10-Q, as well as proxy statements.

      Stockholders can obtain any of the documents incorporated by reference in this document from the Company or from the SEC's web site at the address described above. Documents incorporated by reference are available from the Company without charge, excluding any exhibits to those documents. Stockholders can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from the Company at 65140 U.S. 33 East, Goshen, Indiana 46526, telephone: (219) 642-3070. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

      As of December 15, 2000, the Company had issued and outstanding 9,066,292 Shares of Class A Common Stock and 1,917,394 Shares of its Class B Common Stock (which is convertible into the Company's Class A Common Stock on a one-for-one basis). In addition, 136,252 Shares of the Company's Class A Common Stock are reserved for issuance pursuant to stock options exercisable within sixty days. The 1,500,000 shares that the Company is offering to purchase represent approximately 13.5% of the total shares referred to in the two preceding sentences. As of December 15, 2000, the Company's directors and executive officers as a group (nine persons) beneficially owned (including 1,742,001 Shares of Class B Common Stock and 81,420 Shares of Class A Common Stock pursuant to options exercisable within sixty days) an aggregate of 3,424,549 shares representing approximately 31.2% of the outstanding Class A and Class B Shares.

      If the Company purchases 1,500,000 Shares pursuant to the Offer and no Shares are acquired from the Company's executive officers and directors, then the Company's executive officers and directors as a group would own beneficially (including Shares issuable on the exercise of options exercisable within 60 days) approximately 36.1% of the outstanding Class A and Class B Shares immediately after the Offer (including Shares issuable on the exercise of options exercisable within 60 days). The following table sets forth the beneficial interests of the executive officers and directors of the Company:

Name and Address                           Position        Number of Shares                                     Percent of
                                                                                                                Outstanding
                                                                                                                Shares (%)
Thomas Cantwell                             Director            Class A       638,236 (2)(6)                         6.6%
3949 Ann Arbor Dr.                                              Class B       637,224                              33.2%
Houston, TX  77063

Herbert M. Gardner                     Chairman of Board        Class A       812,185 (2)(3)(6)                      8.5%
26 Broadway, Suite 815                   and President          Class B       496,285 (3)                           25.9%
New York, NY  10004

William J. Barrett                    Secretary, Assistant      Class A       1,152,827 (2)(4)(6)                   11.9%
26 Broadway, Suite 815                Treasurer, Director       Class B       568,452 (4)                           29.6%
New York, NY  10004

Omer G. Kropf                            Executive Vice         Class A       534,420 (2)                            5.9%
16441 County Road 38                  President, Director
Goshen, IN  46528

Robert J. Campbell                          Director            Class A       120,095 (2)(5)(6)                      1.3%
1304 Summit Avenue,                                             Class B       40,040                                 2.1%
Suite 2
Plano, TX  75074

Rice M. Tilley, Jr.                   Assistant Secretary,      Class A       25,160 (2)                              *
3200 Bank One Tower                         Director
500 Throckmorton
Fort Worth, TX  76102

Robert W. Wilson                   Executive Vice President,    Class A       37,725 (2)                              *
16441 County Road 38               Treasurer, Chief Financial
Goshen, IN  46528                           Officer

H. Douglas Schrock                          Director            Class A       72,336 (2)                              *
P.O. Box 65
New Paris, IN  46553

Rick L. Horn                                Director            Class A       31,565 (2)                              *
16441 County Road 38
Goshen, IN  46528

All directors and officers                                      Class A       3,424,549 (2)(3)(4)(5)(6)             31.2%
as a group of (9) persons                                       Class B       1,742,001 (3)(4)                      90.9%

*Less than 1%

(1) The percentage calculations have been made in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. In making these calculations, shares beneficially owned by a person as a result of the ownership of Stock Options, or ownership of Class B Common Stock, were deemed to be currently outstanding solely with respect to the holders of such options or Class B shares.

(2) Includes the number of Class A Shares set forth opposite the persons named in the following table which shares are beneficially owned as a result of the ownership of Stock Options under the Company's 1992 and 1998 Stock Option Plans.

                                                Incentive Stock
                                                    Options
                                               -----------------
William J. Barrett                                   10,129
Robert J. Campbell                                    1,012
Thomas Cantwell                                       1,012
Herbert M. Gardner                                   10,129
Rick L. Horn                                         10,129
Omer G. Kropf                                        29,825
H. Douglas Schrock                                    1,012
Rice M. Tilley, Jr.                                   1,012
Robert W. Wilson                                     17,160
                                                     ------
All directors and officers as a group                81,420

(3) Includes 8,785 shares of Class A Common Stock and 51,447 shares of Class B Common Stock owned by Mr. Gardner's wife. Mr. Gardner has disclaimed beneficial ownership of these shares.

(4) Includes 74,260 shares of Class A Common Stock and 8,954 shares of Class B Common Stock owned by Mr. Barrett's wife. Mr. Barrett has disclaimed beneficial ownership of these shares.

(5) Includes 373 shares of Class A Common Stock owned beneficially by Mr. Campbell's wife, as custodian for their children. Mr. Campbell has disclaimed beneficial ownership of these shares.

(6) Includes the number of shares of Class A Common Stock which are deemed to be beneficially owned as a result of ownership of shares of Class B Common Stock, which Class B shares are freely convertible on a one-for-one basis into Class A shares.

      The Company is not aware of any of its directors, officers, or affiliates that will be tendering Shares pursuant to this Offer.

      The Company has repurchased Shares under an open market repurchase plan pursuant to Section 10b-18 of the Exchange Act. The Company will not repurchase any of its Shares other than through the Offer from December 21, 2000 and for ten business days after the Offer is terminated (including any extensions thereof) pursuant to Rule 13e-4(f)(6) of the Exchange Act. The following table sets forth the transactions of the Company in its Shares pursuant to Section 10b-18 of the Exchange Act for the 60 day period prior to December 21, 2000:

   Transaction Date                               Number of Securities Purchased
   ----------------                               ------------------------------

       10/20/00                                               1,200
       10/23/00                                               1,300
       10/24/00                                               1,500
       10/25/00                                                 500
       10/30/00                                               1,000
       10/31/00                                              42,668
       10/31/00                                               1,100
       11/01/00                                               1,200
       11/02/00                                               1,200
       11/03/00                                               1,600
       11/20/00                                               1,900
       11/27/00                                               2,000
       11/28/00                                                 300
       12/01/00                                              21,300
       12/01/00                                               1,700
       12/04/00                                               1,900
       12/05/00                                                 900
       12/06/00                                               1,900
       12/07/00                                               2,100
       12/08/00                                               3,900
       12/11/00                                               7,900
       12/12/00                                               7,900
       12/14/00                                               1,700

                                                 Purchase Price per Share
                                                 ------------------------

                                                         $4.00
                                                        $3.875
                                                         $3.75
                                                         $3.75
                                                        $3.625
                                                         $3.50
                                                        $3.625
                                                       $3.4375
                                                        $3.375
                                                        $3.125
                                                        $3.375
                                                       $3.2938
                                                        $3.125
                                                         $3.00
                                                        $3.125
                                                         $3.00
                                                         $3.00
                                                         $3.00
                                                         $3.00
                                                       $2.6875
                                                       $2.9156
                                                       $2.6442
                                                       $2.5426

      There have been no transactions by any executive officer or director of the Company in the subject Shares in the 60 days prior to December 21, 2000, other than, a gift of 12,000 shares of Class A Common Stock of the Company by William J. Barrett on December 7, 2000 and a gift of 5,866 shares of Class A Common Stock of the Company by Robert J. Campbell on November 3, 2000.

      Except for outstanding options to purchase Shares granted from time to time to certain employees (including executive officers) of the Company and to outside directors on certain fixed dates pursuant to the Company's stock option plans, and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors, or executive officers is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents, or authorizations.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

      The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of stockholders. However, the Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares and, based on the published guidelines of AMEX, continued listing of the Company's securities on AMEX.

      The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

      Shares the Company acquires pursuant to the Offer will be retained as treasury stock by the Company (unless and until the Company determines to retire such Shares) and will be available for the Company to issue without further stockholder action (except as required by applicable law and rules of AMEX or any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business, and the satisfaction of obligations under existing or future stock option and employee benefit plans. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

      The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12.   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

      The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offering pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

13.   CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

      The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

      This summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, persons subject to the alternative minimum tax, or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" or "constructive sale" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States stockholder (herein, a "Holder"). For purposes of this summary, a "United States stockholder" is a beneficial owner of the Shares who is: (i) a citizen or resident of the United States; (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State, or any political subdivision thereof;
(iii) an estate the income of which is subject to United States federal income taxation regardless of source; or (iv) a trust the administration of which a court within the United States is able to exercise primary supervision and all substantial decisions of which one or more United States persons have the authority to control. This discussion does not address the tax consequences to foreign stockholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such stockholders are generally subject to tax in a manner similar to United States stockholders; however, certain special rules apply. Foreign stockholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding tax rules and the potential for obtaining a refund of all or a portion of the tax withheld. This summary does not apply to foreign stockholders who hold, actually or constructively, more than 5% of the stock of the Company. Any such stockholder is strongly advised to consult its own tax advisor. This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local, or foreign tax consequences of participating in the Offer. Each Holder of Shares should consult such Holder's tax advisor as to the particular consequences to it of participation in the Offer.

      Consequences to Tendering Holders of Exchange of Shares for Cash Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer by a Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, the Holder will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Company. In general, if a Holder does not exercise control over the affairs of the Company and all Shares actually or constructively owned by such Holder under the applicable attribution rules are tendered and exchanged for cash in the Offer, the Holder should be treated as recognizing gain or loss from the disposition of Shares.

      Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of Shares for cash if the exchange: (i) results in a "complete termination" of all such Holder's equity interest in the Company; (ii) results in a "substantially disproportionate" redemption with respect to such Holder; or
(iii) is "not essentially equivalent to a dividend" with respect to the Holder. In applying each of the Section 302 tests, a Holder must take into account not only Shares actually owned by the Holder but also Shares owned by certain related individuals and entities that are constructively owned by such Holder pursuant to Section 318 of the Code.

      A Holder that exchanges all Shares actually or constructively owned by such Holder for cash pursuant to the Offer will be regarded as having completely terminated such Holder's equity interest in the Company. An exchange of Shares for cash will be a "substantially disproportionate" redemption with respect to a Holder if the percentage of the then outstanding Shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the Shares owned by such Holder immediately before the exchange. If an exchange of Shares for cash fails to satisfy the "substantially disproportionate" test, the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. A Holder who wishes to satisfy (or avoid) the "not essentially equivalent to a dividend" test is urged to consult such Holder's tax advisor because this test will be met only if the reduction in such Holder's proportionate interest in the Company constitutes a "meaningful reduction" given such Holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction." There is some authority that if a Holder sells Shares to persons other than the Company at or about the time such Holder also sells shares to the Company pursuant to the Offer, and the various sales effected by the Holder are part of an overall plan to reduce or terminate such Holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the Holder's sale of Shares pursuant to the Offer and, if integrated, may be taken into account in determining whether the Holder satisfies any of the three tests described above. A Holder should consult his, her, or its tax advisor regarding the treatment of other exchanges of Shares for cash which may be integrated with such Holder's sale of Shares to the Company pursuant to the Offer.

      If a Holder is treated as recognizing gain or loss from the disposition of Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Any long-term capital gain recognized by Holders that are individuals, estates, or trusts will be taxable at a maximum rate of 20% if the holding period of the Shares exceeds 12 months. However, any short-term capital gain recognized by Holders that are individuals, estates, or trusts and any long-term or short-term capital gain recognized by Holders that are corporations will be taxable at regular income tax rates.

      If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such Holder in such exchange will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits as determined for United States federal income tax purposes. Such a dividend will be includible in the Holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged, and no loss will be recognized. The Holder's tax basis in the Shares exchanged, however, will be added to such Holder's tax basis in the remaining Shares that the Holder owns. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate Holder: (i) it will be eligible for a dividends-received deduction (subject to applicable limitations); and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. A corporate Holder should consult its tax advisor concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code.

      The Company cannot presently determine whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's shares will be purchased pursuant to the Offer to insure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

      Consequences to Stockholders Who Do Not Tender Pursuant to the Offer. Stockholders who do not accept the Company's Offer to tender their Shares will not incur any tax liability as a result of the consummation of the Offer.

      See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign stockholders and backup withholding.

      THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM, HER, OR IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

14.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

      The Company expressly reserves the right, in its reasonable discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its reasonable discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its reasonable discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

      If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules l3e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If: (i) the Company increases or decreases the price to be paid for Shares or the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares; and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent, or given in the manner specified in this Section 14, the Offer will then be extended until the expiration of such ten business days.

15.   FEES AND EXPENSES.

      The Company has retained American Stock Transfer & Trust Company to act as Depositary and Georgeson Shareholder Communications Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, telegraph, and personal interviews and may request brokers, dealers, and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services as such, will be reimbursed by the Company for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

      The Company will not pay fees or commissions to any broker, dealer, or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request through the Information Agent, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as the agent of the Company for purposes of the Offer.

      The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16.   MISCELLANEOUS.

      The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers license under the laws of such jurisdiction.

      Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                           Supreme Industries, Inc.

December 21, 2000

      Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or his, her, or its broker, dealer, commercial bank, trust company, or other nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:

                     American Stock Transfer & Trust Company
                                 59 Maiden Lane
                            New York, New York 10038

                   By Facsimile Transmissions: (718) 234-5001
                        (for Eligible Institutions only)

                         Call Toll Free: (800) 937-5449

      Additional copies of the Offer to Purchase, the Letter of Transmittal, or other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent as set forth below. Stockholders may also contact their local broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll Free: (800) 223-2064